UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2025

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40202	88-0490034
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (800) 466-9152

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Northland Offering

On September 17, 2025, Red Cat Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Northland Securities, Inc., as representative of the underwriters named therein (the “Underwriters”) related to the offer and sale of shares of the Company’s common stock (the “Offering”). The Underwriting Agreement provides for the offer and sale by the Company, and the purchase by the Underwriters, of 15,625,000 shares of the Company’s common stock (the “Base Shares”) at a price to the public of $9.60 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 2,343,750 additional shares of common stock (the “Option Shares” and, together with the Base Shares, the “Shares”) at the public offering price, which the Underwriters exercised in full at closing. The Offering closed on September 19, 2025 (the “Closing Date”). The gross proceeds to the Company from the Offering were approximately $172.5 million, before deducting the underwriters’ fees and other offering expenses payable by the Company.

The Company intends to use the net proceeds from the Offering for general corporate and working capital purposes, including but not limited to operating expenditures and capital investments related to its new unmanned surface vessel division.

The Underwriting Agreement contains representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreements and as of the specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Each of the Company’s executive officers and directors have agreed, subject to certain exceptions, not to dispose of or hedge any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the lock-up agreement continuing through the sixty (60) days after the Closing Date, except that Jeffery Thompson, the Company’s Chief Executive Officer, agreed to a lock-up period of ninety (90) days after the Closing Date.

The Shares are being sold pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-290259) that was declared effective by the U.S. Securities and Exchange Commission on September 17, 2025 and a related base prospectus and prospectus supplements thereunder.

The foregoing description of the Underwriting Agreement does not purport to be complete and are qualified in their entirety by the full text of the form of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.01, and is incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Lind Waiver

As previously disclosed, the Company is party to (i) a Senior Secured Convertible Promissory Note and Warrant Issued February 10, 2025 with Lind Global Asset Management XI LLC (“Lind XI”) (the “Promissory Note”), (ii) a Third Amendment to Warrant Issued November 26, 2024 between the Company and Lind Global Asset Management X LLC (“Lind X,” , together with Lind XI, “Lind”) (the “Warrants”), and (iii) a Securities Purchase Agreement, dated as of February 10, 2025, between the Company and Lind XI (the “Purchase Agreement”) (collectively, the “Lind Waiver”). On September 17, 2025, Lind waived its rights pursuant to Sections 3.4(a)(v) and 4.1(g) of the Promissory Note, Sections 5.7 and 10 of the Purchase Agreements and Section 5.4 of the Warrants until September 26, 2025 in connection with the Offering.

Item 8.01 Other Events.

The Company issued press releases announcing the launch, pricing and closing of the Offering on September 17, September 18, and September 19, respectively. Copies of the press releases are furnished as Exhibits 99.1, 99.2 and 99.3 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated September 17, 2025 between Northland Securities, Inc. and Red Cat Holdings, Inc.

99.1	Press release dated September 17, 2025

99.2	Press release dated September 18, 2025

99.3	Press release dated September 19, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: September 19, 2025	By:	/s/ Jeffrey Thompson
	Name:	Jeffrey Thompson
	Title:	Chief Executive Officer